Exhibit 10.1

LETTER AGREEMENT RELATING TO DEFERRED OPTION CLOSING

To:

FF3 Holdings L.P.

30 Ha'arbaa Street,

Tel Aviv, Israel

15 September 2026

1. Background

1.1. On 19 September 2024, Bel Fuse Inc. ("Bel Fuse") and FF3 Holdings L.P. ("FF3"), among others, entered into a share purchase agreement (the "SPA"). On 8 November 2024, Bel Fuse nominated Bel Power Solutions s.r.o. ("Bel Power") to replace it in respect of the rights and obligations under the SPA, by way of novation (the "SPA Amendment"). All references to the SPA in this letter agreement shall include the SPA Amendment.

1.2. Pursuant to the SPA, Bel Power acquired a majority shareholding in Enercon Technologies Ltd. ("Enercon"), and FF3, together with a number of minority holders (together, the "Sellers" under the SPA), continued to hold the remaining shares. Pursuant to the SPA, FF3 was appointed the Sellers' representative. FF3, Bel Power and Enercon also entered into a shareholders' agreement, dated 14 November 2024 (the "SHA").

1.3. FF3, for itself and as representative for the other Sellers, and Bel Power (each a "Party" and together, the "Parties") now wish to set out their agreement as to the calculation of the 2026 Earnout Amount under the SPA and the calculation of the Deferred Closing Price under the SHA.

1.4. Unless otherwise specifically provided herein, capitalised terms used in this letter agreement and not otherwise defined herein shall have the respective meanings ascribed thereto either in the SPA or the SHA.

1.5. Except as herein provided, all of the terms of the SPA and SHA shall remain in full force and effect.

2. Deferred Call/Put Option Price Principles

2.1 Save if a Material Adverse Effect occurs between the date of this letter agreement and 31 December 2026:

(a) it is the parties' intention that on or before 31 January 2027, Enercon shall, subject to applicable law, distribute any remaining portion of a dividend in the aggregate amount of $35 million (the "Total Dividend") to its shareholders, pro rata to each shareholder's holding of Enercon shares;

(b) the Deferred Closing Balance Sheet Amount (as defined in the SHA) shall be deemed to be zero for the purposes of calculating the Deferred Closing Price, and no amount shall be added to the purchase price pursuant to Section 13.11 of the SHA.

(c) Following the exercise of either the Deferred Call Option or the Deferred Put Option, the aggregate amount payable at the Deferred Closing to the Sellers (in respect of the 2026 Earn-Out Payment, the Deferred Closing Price and the Seller's pro rata portion of the Total Dividend) (the "Final Payout") shall be:

a. $119.7 million; minus

b. 20% of any amount of the Total Dividend which has been paid by Enercon prior to the Deferred Closing and related to the period after 7.1.2026; minus

c. the aggregate of all amounts of Per Vested Option Deferred Consideration; minus

d. the Remaining Warrant Deferred Call Amount.

(d) In the event that the Deferred Closing occurs on or prior to 31 December 2026, a discount of 0.5% shall be applied per month to the Final Payout amount payable at Deferred Closing.

3. Permitted Conduct

Bel Power shall be permitted to take (and may permit Enercon to take) any actions which would otherwise be restricted under Section 2.4(c)(ii) of the SPA, Section 2.3 of the SHA or Schedule 4 of the SHA, to the extent that doing so does not reduce the amount of (i) the 2026 Earnout Payment actually paid by Bel Power, or (ii) the aggregate amount actually paid to the Sellers, the Company Warrantholders and the Company Optionholders following the exercise of the Deferred Call Option or Deferred Put Option.

4. Miscellaneous

4.1. Each Party hereby represents and warrants that (i) such Party has the full power and authority to execute and deliver this letter agreement and to perform such Party's obligations hereunder and (ii) this letter agreement has been duly executed and delivered by such Party and (assuming the letter agreement constitutes a valid and binding agreement of the other Parties) is a valid and legally binding agreement with respect to such Party, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles).

4.2. Governing Law; Dispute Resolution. The provisions of Section 10.3 of the SPA shall apply to this Notice mutatis mutandis.

4.3. Notices. The provisions of Section 10.2 of the SPA, save as amended by this SPA Amendment, are hereby incorporated herein by reference.

4.4. Amendment, Successors and Assigns. The provisions Sections 10.1 and Section 10.5(a) of the SPA shall apply to this letter agreement mutatis mutandis.

4.5. Severability. If any provision of this letter agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this letter agreement, and this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. The balance of this letter agreement shall be enforceable in accordance with its terms.

4.6. No Third-Party Beneficiaries. Nothing in this letter agreement, express or implied, shall give or confer any rights or remedies to or upon any Person other than the parties hereto and their respective successors and permitted assigns.

4.7. Counterparts. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each Party has received a counterpart hereof signed by the other parties hereto, this letter agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed letter agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this letter agreement.

Yours Faithfully,

Bel Power Solutions s.r.o.

/s/Farouq Tuweiq

Name: Farouq Tuweiq

Title: Chief Executive Officer

We acknowledge receipt of your letter dated September 15, 2026 and hereby confirm that we have consented to its terms.

FF3 Holdings, L.P.

/s/Shmoulk Barashi

Name: Shmoulk Barashi

Title: Authorized Signatory